EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to incorporation by reference in Central Garden & Pet Company’s Registration Statement Nos. 333-09085, 333-01238, 33-96816, 33-89216, 33-72326, 333-41931, 333-84737 and 333-83022 on Form S-8 and Registration Statement Nos. 333-05261, 333-22209, 333-46437 and 333-103835 on Form S-4 of our report dated December 4, 2002 (January 30, 2003 as to Note 16) (which report expresses and unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle) appearing in this Current Report on Form 8-K of Central Garden & Pet Company.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
June 9, 2003